Exhibit 10.2

October [_], 2021

NewHold Investment Corp. II

12141 Wickchester Lane, Suite 325

Houston, TX 77079

Re: Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and among NewHold Investment Corp. II, a Delaware corporation (the “Company”), and Stifel, Nicolaus & Company, Incorporated, as representative (the “Representative”) of the several underwriters (each, an “Underwriter” and collectively, the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of 17,500,000 of the Company’s units (including up to 2,625,000 units that may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one share of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), and one-third of one redeemable warrant. Each whole warrant (each, a “Warrant”) entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment. The Units will be sold in the Public Offering pursuant to a registration statement on Form S-1 and prospectus (the “Prospectus”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) and the Company has applied to have the Units listed on The Nasdaq Capital Market. Certain capitalized terms used herein are defined in paragraph 12 hereof.

For the avoidance of doubt, the restrictions contained in this Letter Agreement do not include or apply to securities originally sold in the Public Offering, underlying securities or securities acquired in the secondary market.

In order to induce the Company and the Representative to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned individuals, each of whom is a holder of Founder Shares (each, an “Anchor Investor” and collectively, the “Anchor Investors”), hereby agrees with the Company as follows:

1. Each Anchor Investor agrees that if the Company seeks stockholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote any Founder Shares owned by it, him or her in favor of any proposed Business Combination and (ii) not redeem any Founder Shares owned by it, him or her in connection with such stockholder approval. If the Company engages in a tender offer in connection with any proposed Business Combination, each Anchor Investor agrees that it, he or she will not seek to sell its, his or her Founder Shares to the Company in connection with such tender offer.

2. Each Anchor Investor acknowledges that, solely with respect to the Founder Shares held by it, him or her, it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account as a result of any liquidation of the Company (although the Anchor Investors and their respective affiliates shall be entitled to redemption and liquidation rights with respect to any securities acquired in the Public Offering or in the secondary market it or they hold if the Company fails to consummate a Business Combination within the time period set forth in the Company’s amended and restated certificate of incorporation (the “Charter”)). Each Anchor Investor hereby further waives, solely with respect to any Founder Shares held by it, him or her, if any, any redemption rights it, he or she may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or a stockholder vote to approve an amendment to the Charter to (i) modify the substance or timing of the Company’s obligation to redeem 100% of the Offering Shares if the Company has not consummated a Business Combination within the time period set forth in the Charter or in the context of a tender offer made by the Company to purchase shares of Capital Stock or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity.

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7. (a) Each Anchor Investor agrees that it, he or she shall not Transfer any Founder Shares (or shares of Common Stock issuable upon conversion thereof) until the earlier of (A) one year after the completion of the Company’s initial Business Combination or (B) subsequent to the Company’s initial Business Combination, (x) if the last reported sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Founder Shares Lock-up Period”).

(b) If applicable, each Anchor Investor agrees that it, he or she shall not Transfer any Private Placement Warrants (or shares of Common Stock underlying such Private Placement Warrants), until 30 days after the Company’s completion of its initial Business Combination (the “Private Placement Warrants Lock-up Period”, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c) Notwithstanding the provisions set forth in paragraphs 7(a) and (b), Transfers of the Founder Shares, the Private Placement Warrants and the shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares and that are held by any Anchor Investor or any of their permitted transferees (that have complied with this paragraph 7(c)), are permitted if such transfer is in compliance with the terms of Section 5 of the Founder Share Subscription Agreement.

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11. Each Anchor Investor has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement

12. As used herein, (i) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in The City of New York, New York, are authorized or required by law to close; (iii) “Capital Stock” shall mean, collectively, the Common Stock and the Founder Shares; (iv) “Founder Shares” shall mean the 5,031,250 shares of the Company’s Class B common stock, par value $0.0001 per share, (up to 656,250 Shares of which are subject to complete or partial forfeiture by the Sponsor and the Anchor Investors, collectively, if the over-allotment option is not exercised by the Underwriters) outstanding immediately prior to the consummation of the Public Offering; (v) “Founder Share Subscription Agreement” shall mean the applicable Founder Share Subscription Agreement between the Company and each of the undersigned (vi) “Initial Stockholders” shall mean the Sponsor, the Anchor Investors and any Anchor Investor that holds Founder Shares prior to the consummation of the Public Offering; (vii) “Private Placement Warrants” shall mean the Warrants to purchase up to 8,657,705 shares of Common Stock (or 9,445,205 shares of Common Stock if the over-allotment option is exercised in full by the Underwriters) that the Sponsor and certain anchor investors have agreed to purchase for an aggregate purchase price of $8,657,705 (or $9,445,205 if the over-allotment option is exercised in full by the Underwriters), or $1.00 per Warrant, in a private placement that shall occur simultaneously with the consummation of the Public Offering; (viii) “Public Stockholders” shall mean the holders of the Offering Shares; (ix) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering and the sale of Private Placement Warrants shall be deposited; and (x) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

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14. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

15. Except to a permitted transferee in accordance with the terms of Section 5 of the Founder Share Subscription Agreement, no party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on each Anchor Investor and their respective successors, heirs and assigns and permitted transferees.

16. Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

17. This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

18. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

19. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

20. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

21. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods or (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated by [_], 2021; provided further that paragraph 4 of this Letter Agreement shall survive such liquidation.

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Sincerely,

Acknowledged and Agreed:

NEWHOLD INVESTMENT CORP. II

By:
	Name:	Kevin Charlton
	Title:	Chief Executive Officer

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